Filed Pursuant to Rule 424(b)(5)	Registration No. 333-137100

PROSPECTUS SUPPLEMENT
TO PRELIMINARY PROSPECTUS DATED FEBRUARY 14, 2007

SPATIALIGHT, INC.

600,000 Shares of Common Stock

You should read this Prospectus Supplement and the accompanying Prospectus, as amended and into which this Prospectus Supplement is incorporated by reference, carefully before you invest. Both documents contain information you should consider when making your investment decision.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

We have agreed to issue 600,000 shares of our common stock to six institutional investors pursuant to this Prospectus Supplement and the Prospectus to which it relates. These shares are being issued to such investors as a fee to obtain a waiver of certain provisions under the Securities Purchase Agreement dated November 28, 2006 between SpatiaLight, Inc. and such investors that prohibits the offering of shares of our common stock or securities convertible into, exchangeable for, or having the right to subscribe for or purchase shares of our common stock at a price of less than $1.30 per share.

Our common stock is on The NASDAQ Capital Market under the symbol "HDTV". On February 22, 2007, the last sale price for shares of our common stock, as reported on The NASDAQ Capital Market was $1.34 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 23, 2007.